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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202711

PROSPECTUS

Magnum Hunter Resources Corporation

Up to $250,000,000
Common Stock

        This prospectus relates to the issuance and sale of shares of our common stock having an aggregate offering price of up to $250 million from time to time through MLV & Co. LLC ("MLV"). These sales, if any, will be made in accordance with the terms of a sales agreement between MLV and us. The sales agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "MHR." On April 16, 2015, the last reported sales price of our common stock on the NYSE was $2.72 per share.

        Sales of shares of our common stock pursuant to this prospectus, if any, by MLV will be made in negotiated transactions or in any method permitted by law deemed to be an "at the market offering" as defined in Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE or sales made through a market maker other than on an exchange. MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on terms mutually agreed upon between MLV and us. The compensation to MLV for sales of common stock through "at-the-market" sales will equal an amount ranging from 2% to 6% of the gross proceeds from the sale of the common stock, as detailed through various letter agreements mutually agreed upon by us and MLV. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

        You should read this prospectus and any information incorporated by reference herein carefully before you invest. We also encourage you to read the documents to which we have referred you in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2015.

i

ABOUT THIS PROSPECTUS

        This prospectus relates to an offering of our common stock. We urge you to carefully read this prospectus, the information incorporated by reference and any free writing prospectus that we authorize to be distributed to you before buying any of the shares of common stock being offered under this prospectus. To the extent that any statement that we make in this prospectus is inconsistent with statements made in any documents incorporated by reference, the statements made in this prospectus will be deemed to modify or supersede those made in documents incorporated by reference.

        You should rely only on the information contained, or incorporated by reference, in this prospectus or contained in any free writing prospectus we have authorized to be distributed to you in connection with this offering. Neither we nor MLV has authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since those dates.

        We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of our common stock.

        Information contained on or accessible through our website, www.magnumhunterresources.com, does not constitute part of this prospectus.

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Magnum Hunter," the "Company," "we," "us," and "our" or similar references refer to Magnum Hunter Resources Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.magnumhunterresources.com. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015, as amended by Forms 10-K/A filed with the SEC on March 12, 2015 and April 2, 2015;

  •
  Current Reports on Form 8-K filed with the SEC on February 4, 2015, February 17, 2015, April 3, 2015 and April 20, 2015; and

  •
  the description of our common stock included in the Form 8-A filed with the SEC on December 29, 2010, and any amendment or report filed with the SEC for the purpose of updating such description.

        All future documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide a copy of any or all of the reports or documents incorporated by reference, free of cost to the requester, upon written or oral request to us at:

909 Lake Carolyn Parkway, Suite 600
Irving, Texas 75039
(832) 369-6986

        These documents are also available through our website at http://www.magnumhunterresources.com. The information on or accessible through our website is not incorporated by reference in or a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Statements that express a belief, expectation or intention, as well as those that are not statements of historical fact, included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in this prospectus and filings made by us with the SEC. Among the factors that could cause results to differ materially are those risks discussed in this prospectus and the periodic reports filed by us with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2014, as amended, and our subsequent SEC filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in this prospectus and our filings incorporated by reference, specifically those under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements speak only as of the date of the document in which they are contained, and we do not undertake any duty to update any forward-looking statements except as may be required by law, and we caution you not to rely on them unduly.

PROSPECTUS SUMMARY

        This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus and any free writing prospectus distributed by us, including the information contained under the heading "Risk Factors" in this prospectus beginning on page 5 and the financial statements and other information incorporated by reference into this prospectus before making an investment decision.

 The Company

        We are an independent oil and gas company engaged primarily in the exploration for and the exploitation, acquisition, development and production of natural gas and natural gas liquids resources in the United States. We are focused in what we believe to be two of the most prolific unconventional shale resource plays in the United States, specifically, the Marcellus Shale and the Utica Shale plays located in the Appalachian Basin within the States of West Virginia and Ohio. We also own (i) primarily non-operated oil and gas properties in the Williston Basin/Bakken Shale located in Divide County, North Dakota and (ii) operated natural gas properties in Kentucky. Through our substantial equity investment in Eureka Hunter Holdings, LLC, of which Eureka Hunter Pipeline, LLC is a wholly-owned subsidiary, we are also involved in midstream operations, primarily in West Virginia and Ohio. Our wholly-owned subsidiary, Alpha Hunter Drilling, LLC, currently owns and operates six portable, trailer mounted drilling rigs, which are used for both our Appalachian Basin drilling operations and to provide drilling services to third parties.

        Our principal executive offices are located at 909 Lake Carolyn Parkway, Suite 600, Irving, Texas 75039, and our telephone number is (832) 369-6986.

 The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common stock, see "Description of Capital Stock" beginning on page 7 of this prospectus.

Issuer	Magnum Hunter Resources Corporation, a Delaware corporation.
Common stock offered	Shares of our common stock having an aggregate offering price of up to $250 million.
Shares of common stock outstanding	As of March 31, 2015, the Company had 201,480,649 shares of common stock issued and outstanding.
Material U.S. federal income tax considerations for non-U.S. holders

The material U.S. federal income tax considerations for non-U.S. holders of purchasing, owning and disposing of our common stock are described in "—Material U.S. Federal Income Tax Considerations for Non-U.S. Holders" beginning on page 18 of this prospectus. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing	Our common stock is listed on the NYSE under the symbol "MHR."
Use of proceeds

We intend to use the net proceeds from the sale of the common stock offered by us under this prospectus for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and natural gas properties, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Risk factors

Investing in our common stock involves certain risks. You should carefully consider the information set forth in the section of this prospectus titled "Risk Factors," our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and the other information included in or incorporated in this prospectus before deciding whether to invest in our common stock.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully read all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including Item 1A—Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, in evaluating an investment in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

        The risks described in documents incorporated by reference into this prospectus are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

        This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described in documents incorporated by reference in this prospectus.

USE OF PROCEEDS

        We may issue and sell shares of our common stock having an aggregate offering price of up to $250 million from time to time under this prospectus. Because there is no minimum offering amount required as a condition to the closing of this offering and the shares of common stock may be sold at varying prices from time to time, the total public offering price, commissions and proceeds to us are not determinable at this time. We intend to use the net proceeds from the sale of the common stock offered by us under this prospectus for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and natural gas properties, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        The following description of the terms of our common stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and our certificate of incorporation and bylaws, as amended. Copies of our certificate of incorporation and bylaws, as amended, are filed as exhibits to the registration statement of which this prospectus is a part.

        Under our certificate of incorporation, our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

        As of March 31, 2015 there were 201,480,649 shares of common stock outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable.

        Voting.    Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the New York Stock Exchange, all matters to be voted on by our stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote. Holders of common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class.

        Dividends.    Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding preferred stock.

        Liquidation, Dissolution or Winding Up.    In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for our liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

        No Preemptive Rights.    Holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

        As of March 31, 2015: (i) there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, which we refer to in this prospectus as Series C Preferred Stock, of which 4,000,000 shares were issued and outstanding, (ii) there were 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, which we refer to in this prospectus as Series D Preferred Stock, of which 4,424,889 shares were issued and outstanding and (iii) there were 12,000 shares of our authorized preferred stock designated as 8% Series E Cumulative Convertible Preferred Stock, which we refer to in this prospectus as Series E Preferred Stock, of which Depositary Shares representing 3,722 shares of our Series E Preferred Stock were outstanding.

Series C Preferred Stock

        The rights, preferences, privileges and restrictions of shares of the Series C Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the "Series C Certificate of Designation") and the material provisions are described below. The following description of our

Series C Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series C Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series C Preferred Stock.

        Dividends.    Holders of the Series C Preferred Stock are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive "Quarterly Dividend Defaults" (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market, or a comparable national securities exchange (each a "national exchange") for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. Dividends become payable monthly in arrears on the last day of each month; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A "Quarterly Dividend Default" occurs if we fail to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

        Voting Rights.    Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive "Quarterly Dividend Defaults" occur or if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. In addition, an affirmative vote of the holders of at least a majority of the Series C Preferred Stock is required to amend our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, the Series C Preferred Stock, or any class ranking on parity with the Series C Preferred Stock.

        Redemption Rights.    The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a "Change of Ownership or Control" (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series C Preferred Stock.

        We may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date.

        Following a "Change of Ownership or Control" (as such term is defined in the Series C Certificate of Designation) of us by a person, entity or group other than a "Qualifying Public Company" (as such term is defined in the Series C Certificate of Designation), we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date, in cash.

        A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of our common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

        Conversion Rights.    The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of the Company.

        Ranking.    The Series C Preferred Stock ranks (i) senior to our common stock, our Series D Preferred Stock, our Series E Preferred Stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares"; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock), referred to as "parity shares"; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to as "senior shares"; and (iv) junior to all our existing and future indebtedness.

Series D Preferred Stock

        The rights, preferences, privileges and restrictions of shares of the Series D Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the "Series D Certificate of Designation") and the material provisions are described below. The following description of our Series D Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series D Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series D Preferred Stock.

        Dividend Rights.    Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series D Preferred Stock at a rate of 8.0% per annum of the $50.00 liquidation preference per share (equivalent to $4.00 per annum per share). However, if any four consecutive or non-consecutive Quarterly Dividend Defaults (as defined in the Series D Certificate of Designation) occur or if we fail to maintain the listing on a national exchange for 180 consecutive days or longer, the dividend rate on the Series D Preferred Stock shall increase to 10.0% per annum, which we refer to as the "Penalty Rate." Dividends will generally be payable monthly in equal amounts in arrears on the last day of each calendar month.

        Dividends on the Series D Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series D Preferred Stock will be credited against the previously accrued dividends on such shares of Series D Preferred Stock. We will credit any dividends paid on the Series D Preferred Stock first to the earliest accumulated accrued and unpaid dividend due. As described more fully under "—Series D Ranking" below, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

        Penalties as a Result of Failure to Pay Dividends.    If any four consecutive or non-consecutive Quarterly Dividend Defaults occur, then, until we have paid all accumulated and unpaid dividends on the shares of our Series D Preferred Stock in full, the dividend rate will be increased to the Penalty Rate as described above. In addition, if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either: (a) (if our common stock is then listed on a national exchange) in fully-tradable registered shares of our common stock with a value equal to the amount of dividends being paid, calculated based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment along with cash in lieu of any fractional share, or (b) (if our common stock is not then listed on a national exchange) in additional shares of Series D Preferred Stock with a value equal to the amount of the dividend being paid, based on the liquidation preference per share, along with cash in lieu of any fractional share. Finally, the holders of Series D Preferred Stock will receive certain voting rights described below until such time as the dividend date reverts back to the standard 8% rate. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

        Optional Redemption.    We may redeem the Series D Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

        Special Redemption upon Change of Ownership or Control.    Following a "Change of Ownership or Control" of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for $50.00 per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date, in cash.

        Series D Ranking.    The Series D Preferred Stock ranks: (i) senior to our common stock, our Series E Preferred Stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares", (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock), referred to as "parity shares", (iii) junior to our Series C Preferred Stock, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as "senior shares", and (v) junior to all our existing and future indebtedness.

        Liquidation Preference.    If we liquidate, dissolve or wind up our operations, the holders of our Series D Preferred Stock will have the right to receive $50.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series D Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock.

        No Maturity or Mandatory Redemption.    The Series D Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option or under some circumstances upon a Change of Ownership or Control as described above.

        Voting Rights.    Holders of the Series D Preferred Stock will generally have no voting rights. However, if any four consecutive or non-consecutive "Quarterly Dividend Defaults" occur or if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series D Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series D Preferred Stock becomes listed on a national exchange. In addition, an affirmative vote of the holders of at least a majority of the Series D Preferred Stock is required to amend our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, the Series D Preferred Stock, or any class ranking on parity with the Series D Preferred Stock.

        No Conversion Rights.    The Series D Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Series E Preferred Stock

        The rights, preferences, privileges and restrictions of shares of the Series E Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the "Series E Certificate of Designation") and the material provisions are described below. The following description of our Series E Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series E Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series E Preferred Stock.

        Dividend Rights.    Holders of the Series E Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series E Preferred Stock at a rate of 8% per annum of the $25,000.00 liquidation preference per share (equivalent to $2,000 per annum per share). However, if any four consecutive or non-consecutive Quarterly Dividend Defaults occur or if we fail to maintain the listing on a national exchange for 180 consecutive days, the dividend rate on the Series E Preferred Stock may increase to 10.0% per annum, which we refer to as the "Penalty Rate." Dividends will generally be payable monthly in arrears on the last day of each calendar month.

        Dividends on the Series E Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series E Preferred Stock will be credited against the previously accrued dividends on such shares of Series E Preferred Stock. We will credit any dividends paid on the Series E Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under "—Series E Ranking" below, the payment of dividends with respect to the Series E Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock or our Series D Preferred Stock are entitled.

        Penalties as a Result of Failure to Pay Dividends.    If any four consecutive or non-consecutive Quarterly Dividend Defaults occur, then, until we have paid all accumulated and unpaid dividends on the shares of our Series E Preferred Stock in full, the dividend rate will be increased to the Penalty Rate as described above. In addition, if we do not pay dividends in cash, dividends on the Series E Preferred Stock, including all accrued but unpaid dividends, will be paid either: (a) (if our common stock is then listed on a national exchange) in fully-tradable registered shares of our common stock in an amount based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment along with cash in lieu of any fractional share, or (b) (if our common stock is not then listed on a national exchange) in additional shares of Series E Preferred Stock with a liquidation value equal to the amount of the dividend along with cash in lieu of any fractional share. Finally, the holders of Series E Preferred Stock will receive certain voting rights described below. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

        Redemption.    Prior to November 2, 2015, the shares of Series E Preferred Stock may be redeemed only upon the occurrence of certain conditions described in (1) and (2) below. On or after November 2, 2015, we may redeem the Series E Preferred Stock, at our option, in whole or in part, for $25,000.00 per share plus accrued and unpaid dividends. (1) Within 90 days following a change of ownership or control, we (or the acquiring company) shall have the right, but not the obligation, to redeem the Series E Preferred Stock, in whole but not in part, for $25,000.00 per share plus accrued and unpaid dividends. (2) If on any 20 trading days during any consecutive 30 trading day period, the trading price per share of our Common Stock equals or exceeds the product of one and twenty-nine hundredths (1.29) times the conversion price of $8.50 per share, subject to certain adjustments (a "Trading Price Event"), then Magnum Hunter shall have the right to redeem the Series E Preferred Stock, in whole or in part, for $25,000.00 per share plus accrued and unpaid dividends.

        Series E Ranking.    The Series E Preferred Stock ranks: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares", (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock), referred to as "parity shares", (iii) junior to our Series C Preferred Stock and our Series D Preferred Stock, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock), referred to, together with the Series C Preferred Stock and the Series D Preferred Stock, as "senior shares", and (v) junior to all our existing and future indebtedness.

        Liquidation Preference.    If we liquidate, dissolve or wind up our operations, the holders of our Series E Preferred Stock will have the right to receive $25,000.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series E Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock and the Series D Preferred Stock.

        No Maturity of Mandatory Redemption.    The Series E Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option after November 2, 2015 or under some circumstances upon a Change of Ownership or Control as described above.

        Voting Rights.    Holders of the Series E Preferred Stock will generally have no voting rights. However, if any four consecutive or non-consecutive Quarterly Dividend Defaults occur or if we fail to maintain the listing of the Series E Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series E Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series E Preferred Stock becomes listed on a national exchange. In addition, an affirmative vote of the holders of at least a majority of the Series E Preferred Stock is required to amend our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, the Series E Preferred Stock, or any class ranking on parity with the Series E Preferred Stock.

        The affirmative vote of at least two thirds of the Series E Preferred Stock is required for:

          (a)   Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or the terms of the Series E Preferred Stock that materially and adversely affects the holders;

          (b)   A statutory share exchange or merger, unless in each such case the Series E Preferred Stock remain outstanding without a material and adverse change to its terms or shall be converted into preferred shares of the surviving entity having identical material preferences and rights; and

          (c)   the authorization, reclassification or creation of, or the increase in the authorized amount of any shares of a class ranking prior to the Series E Preferred Stock,

        Provided, however, that no such vote shall be required after November 2, 2015 or a "Trading Price Event," as such term is defined in the Series E Certificate of Designation, or in connection with a change of ownership or control during which the Series E Preferred Stock is redeemed.

        Conversion Rights.    The shares of Series E Preferred Stock are convertible, in whole or in part, at the option of the holder into shares of our common stock equal to $25,000.00 per share of Series E stock, plus accrued and unpaid dividends, divided by the conversion price of $8.50. Upon the occurrence of a change in ownership or control, each holder of Series E Preferred Stock shall have the right to convert their shares of Series E Preferred Stock into either (1) the quotient obtained by dividing $25,000.00 per share plus accrued and unpaid dividends, by the market value of our Common Stock on the change of control date, subject to a share cap and certain adjustments; or (2) in the case of a change of ownership pursuant to which the our common stock shall be converted into cash, securities or other property, each holder of Series E Preferred Stock shall receive the kind and amount of consideration that the holder would have been entitled to receive had such holder held a number of shares of our common stock equal to the amount described in number (1) above.

Other Series of Preferred Stock

        Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock or impairing the liquidation rights of our common stock.

        The prospectus supplement with respect to any issuance of preferred stock will specify:

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  the maximum number of shares;

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  the designation of the shares;

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  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

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  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

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  the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

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  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

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  the terms and conditions, if any, for conversion or exchange of the shares of preferred stock into or for shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities, including debt securities, or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

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  if applicable, a discussion of material U.S. federal income tax considerations;

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  any voting rights; and

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  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        Any shares of preferred stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our By-Laws

        Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware Law.    We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  the transaction is approved by the board before the date the interested stockholder acquired the stock;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

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  on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

        Certificate of Incorporation and Bylaws.    In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders' best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

        Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

        Amendment to Bylaws.    Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

        Advance Notice of Director Nominations and Matters to be Acted upon at Meetings.    Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

        Call of Special Meetings of Stockholders.    Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Limitation on Liability and Indemnification Matters

        Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders' derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

        Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

        Additionally, we have, from time to time, entered into separate indemnification agreements with persons who were in service as directors and executive officers of the Company at such time (some of whom are no longer serving in such capacities) that provide broader indemnification than that required under the DGCL. These agreements, among other things, require us to indemnify our directors and executive officers to the fullest extent permitted by applicable law for certain expenses, including attorneys' fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries, or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. We believe that these agreements are necessary to attract and retain qualified directors and executives.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

        The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.

Listing

        Our common stock is listed on the New York Stock Exchange under the trading symbol "MHR." Our Series C Preferred Stock is listed on the NYSE MKT under the trading symbol "MHR.PR.C." Our Series D Preferred Stock is listed on the NYSE MKT under the trading symbol "MHR.PR.D." Depositary shares representing our Series E Preferred Stock are listed on the NYSE MKT under the trading symbol "MHR.PR.E."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion summarizes the material U.S. federal income tax considerations that may be applicable to a "non-U.S. holder" (as defined below) with respect to the purchase, ownership, and disposition of our common stock offered by this prospectus. This discussion only applies to non-U.S. holders who purchase and hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of our common stock in light of its particular circumstances.

        This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of our common stock in light of its particular circumstances. In addition, this discussion does not describe the U.S. federal income tax considerations applicable to a purchaser or a holder of our common stock who is subject to special treatment under U.S. federal income tax laws (including, without limitation, dealers in securities or currencies, financial institutions, life insurance companies, persons holding our common stock as part of a "straddle," "hedge," "constructive sale" or "conversion transaction" with other investments, persons whose "functional currency" is not the U.S. dollar, persons who have elected "mark to market" accounting, persons who hold our common stock through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, tax-exempt entities, pension or other employee benefit plans, persons subject to the alternative minimum tax, insurance companies, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our common stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

        Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by "non-U.S. holders." You are a "non-U.S. holder" if you are a beneficial owner of our common stock and, for U.S. federal income tax purposes, you are not any of the following:

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  an individual citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        Distributions on our Common Stock.    In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a nontaxable return of capital, on a share-by-share basis, and will first reduce a non-U.S. holder's basis in our common stock, but not below zero, and then will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Disposition of our Common Stock."

        Except as otherwise described below, dividends paid to a non-U.S. holder of our common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder of our common stock must (a) complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of the applicable Treasury regulations. A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

        Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to withholding tax, provided certain certification and disclosure requirements are satisfied, including completing Internal Revenue Service Form W-8ECI (or other applicable form). Such dividends, however, are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        In addition, if we are a U.S. real property holding corporation, or a "USRPHC," which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules discussed above (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules discussed above, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under "Disposition of our Common Stock"), with a credit generally allowed against the non-U.S. holder's U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

        Disposition of our Common Stock.    Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income or withholding tax unless:

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  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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  we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our common stock. This assumes that our common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are a USRPHC and that our common stock will be regularly traded on an established securities market.

        A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code.

        If a non-U.S. holder is subject to U.S. federal income tax on any disposition of our common stock, upon any sale, exchange, or other disposition of our common stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, or other disposition, and the non-U.S. holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder's holding period for the common stock is longer than one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

        Information Reporting and Backup Withholding.    We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

        Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our common stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

        Foreign Account Tax Compliance Act.    Pursuant to the Foreign Account Tax Compliance Act (commonly known as "FATCA") withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the U.S. Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Internal Revenue Service. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

PLAN OF DISTRIBUTION

        We have entered into a sales agreement with MLV pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $250 million from time to time through MLV. The sales agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. The sales, if any, of common stock made under the sales agreement will be made in negotiated transactions or in any method permitted by law deemed to be an "at the market offering" as defined in Rule 415 promulgated under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices including sales made directly on the NYSE or sales made through a market maker other than on an exchange. MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.

        MLV will sell the shares of common stock subject to the sales agreement from time to time as agreed upon by us and MLV. Each time we wish to issue and sell shares of common stock, we will notify MLV of the proposed terms of the placement. Subject to the terms and conditions of the sales agreement, including agreement by MLV of the terms of the placement, MLV will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell all of the designated shares of common stock. We may instruct MLV not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. MLV will not be obligated to attempt to sell shares if the market price is below the designated price. We or MLV may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

        The compensation to MLV for sales of common stock will equal an amount ranging from 2% to 6% of the gross proceeds from the sale of common stock, as detailed through various letter agreements mutually agreed upon by us and MLV from time to time. The remaining sales proceeds, after deducting offering expenses and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

        Settlement for sales of common stock will occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        In connection with the sale of common stock on our behalf, MLV is an "underwriter" within the meaning of the Securities Act, and compensation to MLV constitutes underwriting commissions. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. MLV may engage in transactions with, or perform services for, us in the ordinary course of business.

        The offering of common stock in accordance with the sales agreement will terminate upon the earlier of:

  •
  the sale of all shares of common stock subject to the sales agreement; or

  •
  the termination of the sales agreement.

        The sales agreement may be terminated by us or MLV at any time upon 10-days' prior written notice.

        MLV and its affiliates have in the past and may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, MLV will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

LEGAL MATTERS

        Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters will be passed upon for the sales agent by LeClairRyan, a Professional Corporation, Newark, New Jersey.

EXPERTS

Independent Accountants

        The consolidated financial statements of Magnum Hunter Resources Corporation as of December 31, 2014 and 2013 and for the three years in the period ended December 31, 2014 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the reports of BDO USA, LLP, or BDO, an independent registered public accounting firm, incorporated by reference herein, given on the authority of BDO as experts in auditing and accounting.

        The consolidated financial statements of Eureka Hunter Holdings, LLC as of December 31, 2014 and for the year then ended incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of BDO, an independent registered public accounting firm, incorporated by reference herein, given on the authority of BDO as experts in auditing and accounting.

Petroleum Engineers

        The information relating to oil and natural gas reserves, as of December 31, 2014 incorporated by reference in this prospectus, including all statistics and data, was derived from a reserve report dated January 19, 2015 evaluating our oil and natural gas properties prepared by Cawley, Gillespie & Associates, independent oil and gas industry consultants, in reliance on the authority of such firm as experts in the oil and gas industry.

$250,000,000

Common Stock

Magnum Hunter Resources Corporation

PROSPECTUS

April 22, 2015